Exhibit 10.4

EXECUTION COPY

THE EXECUTIVE SEVERANCE PLAN

FOR ZALE CORPORATION AND ITS AFFILIATES

As Amended and Restated Effective September 25, 2013

TABLE OF CONTENTS

THE EXECUTIVE SEVERANCE PLAN
FOR ZALE CORPORATION AND ITS AFFILIATES

i

THE EXECUTIVE SEVERANCE PLAN
FOR ZALE CORPORATION AND ITS AFFILIATES

ARTICLE I
PREAMBLE AND PURPOSE

1.1                               Preamble

Zale Corporation (the “Company”) previously established The Executive Severance Plan for Zale Corporation (the “Plan”) to provide “Covered Executives” of the Company and its “Affiliates” with certain cash severance payments and/or other benefits in the event of a termination of the employee’s employment as a result of a “Qualifying Termination,” as such terms are defined herein.

By this instrument, the Company amends and restates the Plan effective September 25, 2013 to comply with applicable changes in the law and make certain other changes.

The Company may adopt one or more trusts to serve as a possible source of funds for the payment of benefits under the Plan.

1.2                               Purpose

Through the Plan, the Company intends to provide severance benefits within the meaning of Department of Labor Regulation section 2510.3-2.  Accordingly, it is intended that the Plan will not constitute a “qualified plan” subject to the limitations of section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), nor will it constitute a “funded plan,” for purposes of such requirements.  It also is intended that the Plan will not qualify as a pension plan within the meaning of section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); but, rather, will constitute a welfare plan within the meaning of section 3(1) of ERISA.

End of Article I

ARTICLE II
DEFINITIONS AND CONSTRUCTION

2.1                               Definitions

When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase will generally be a term defined in this Section 2.1.  The following words and phrases with the initial letter capitalized will have the meaning set forth in this Section 2.1, unless a different meaning is required by the context in which the word or phrase is used.

(a)                                 “Affiliate” means a corporation that is a member of a controlled group of corporations (as defined in section 414(b) of the Code) that includes the Company, any trade or business (whether or not incorporated) that is in common control (as defined in section 414(c) of the Code) with the Company, or any entity that is a member of the same affiliated service group (as defined in section 414(m) of the Code) as the Company.

(b)                                 “Base Salary” means the Covered Executive’s annual gross rate of pay including amounts reduced from the Employee’s compensation and contributed on the Employee’s behalf as deferrals under any qualified or other employee benefit plans sponsored by the Employer in effect immediately prior to a Qualifying Termination.

(c)                                  “Board” means the Compensation Committee of the Board of Directors of the Company, unless the Charter of the Compensation Committee does not authorize the Compensation Committee to act with respect to a matter, in which event it will mean the full Board of Directors of the Company.

(d)                                 “Cause” means the Covered Executive’s:

(i)                                     Violation of the Company’s general work or conduct rules, policies or procedures or local rules;

(ii)                                  Indictment for a felony or crime involving moral turpitude;

(iii)                               Commission of an act constituting fraud, deceit or material misrepresentation with respect to the Company;

(iv)                              Recurrent use of alcohol or prescribed medications at work or otherwise such that, in the Company’s sole discretion, the Covered Executive’s job performance is impaired;

(v)                                 Embezzlement of the Company’s or its Affiliates’ assets or funds; or

(vi)                              Commission of any negligent or willful act or omission that causes material detriment (by reason, without limitation, of financial exposure or loss, damage to reputation or goodwill, or exposure to civil damages or criminal penalties or other prosecutorial action by any governmental authority) to the Company or any Affiliate.

(e)                                  “Change of Control” means any of the following occurrences:

(i)                                     any “person” as such term is used in Sections 3(a)(9) and 13(d)) of the Securities Exchange Act of 1934 (“Person”) becomes a “beneficial owner”, as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, of thirty percent (30%) or more of the voting stock of the Company;

(ii)                                  the majority of the Board of Directors of the Company consists of individuals other than “incumbent” directors, which term means members of the Board of Directors of the Company as of the Effective Date; provided that any person becoming a director after such date whose election or nomination for election was supported by two-thirds (2/3) of the directors who then comprised the incumbent directors will be considered to be an incumbent director;

(iii)                               the Company adopts any plan of liquidation providing for distribution of all or substantially all of Company’s assets;

(iv)                              all or substantially all of the assets or business of Company is disposed of pursuant to a merger, consolidation or other transaction (unless the stockholders of Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting stock of Company immediately prior to such merger, consolidation or other transaction, all of the voting stock or other ownership interests of the entity or entities, if any, that succeed to the business of Company); or

(v)                                 the Company combines with another company and is the surviving corporation but, immediately after the combination, the stockholders of Company immediately prior to the combination hold, directly or indirectly, fifty percent (50%) or less of the voting stock of the combined company (there being excluded from the number of shares held by such stockholders, but not from the voting stock of the combined company, any shares received by affiliates of such, other company in exchange for stock of such other company).

For purposes of the Change of Control definition, “Company” will include any entity that succeeds to all or substantially all, of the business of the Company and “voting stock” will mean securities or any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

(f)                                   “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(g)                                  “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(h)                                 “Company” means Zale Corporation.

(i)                                     “Covered Executive” means each Employee who is employed at the director level, or an equivalent position, or above, or in any position deemed covered by either the Plan Administrator or Daily Administrator in his sole and absolute discretion.  The term Covered Executive will not include an Employee who is covered by another severance plan sponsored by the Company or an Affiliate or who is a party to an agreement with the Company or an Affiliate that provides for the payment of severance in the event of a Qualifying Termination in an amount that, in the aggregate, is greater than the amount provided in Section 3.1(a).

(j)                                    “Daily Administrator” means the individual, department or committee appointed by the Plan Administrator to handle the day-to-day administration of the Plan.

(k)                                 “Effective Date” means September 25, 2013 except as specifically provided otherwise herein.

(l)                                     “Employee” means each employee receiving remuneration, or who is entitled to remuneration, for services rendered to the Employer, in the legal relationship of employer and employee on a regular full-time or part-time basis.  The term “Employee” does not include a temporary employee (i.e., an individual employed for a period that is not expected to exceed six (6) months) or a consultant, an independent contractor or a leased employee even if such consultant, independent contractor or leased employee is subsequently determined by the Employer, the Internal Revenue Service, the Department of Labor or a court of competent jurisdiction to be a common law employee of the Employer.  Further, the term “Employee” does not include a person who is receiving severance pay from the Employer.

(m)                             “Employer” means the Company and each Affiliate that has adopted the Plan as a participating employer.  Unless provided otherwise by the Company, all Affiliates will be deemed to have adopted the Plan.  An entity will cease to be a participating employer as of the date such entity ceases to be an Affiliate or otherwise terminates its participation in the Plan.

(n)                                 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

(o)                                 “Good Reason” means a substantial and material reduction, as determined by the Plan Administrator in its sole discretion, in the Covered Executive’s Base Salary, duties, responsibilities or level or authority or responsibility, but will not include a reduction in duties, responsibilities or level of authority or responsibility resulting from gradual store closures.

If the Covered Executive believes that an event constituting Good Reason has occurred, the Covered Executive must notify the Daily Administrator of that belief within ninety (90) days of the occurrence of the Good Reason event, which notice will set forth the basis for that belief.  The Daily Administrator will have thirty (30) days after receipt of such notice (the “Determination Period”) in which to either rectify such event, determine that an event constituting Good Reason does not exist, or determine that an event constituting Good Reason exists.  If the Daily Administrator does not take any of such actions within the Determination Period, the Covered Executive may terminate his employment with the Employer for

Good Reason during the fourteen (14) day period following the end of the Determination Period by giving written notice to the Employer.  If the Daily Administrator determines that Good Reason does not exist, then (A) the Covered Executive will not be entitled to rely on or assert such event as constituting Good Reason, and (B) the Covered Executive may file a claim contesting such determination and seeking benefits pursuant to Article IV within thirty (30) days after the Covered Executive’s receipt of written notice of the Daily Administrator’s determination.  A termination of employment for Good Reason will be treated as a Qualifying Termination for purposes of the Plan.

(p)                                 “Plan” means The Executive Severance Plan for Zale Corporation and its Affiliates set forth herein and as the same may be amended from time to time.

(q)                                 “Plan Administrator” means the Human Resources Department of the Company or any other person, committee or entity, appointed by the Board to hold such position.

(r)                                    “Plan Year” means the fiscal year of the Plan, which will commence on January 1 each year and end on December 31 of such year.

(s)                                   “Qualifying Termination” means:

(i)                                     the involuntary Termination of Employment of a Covered Executive by the Employer for a reason other than Cause;

(ii)                                  the Covered Executive’s Termination of Employment for Good Reason; or

(iii)                               the involuntary Termination of Employment a Covered Executive by the Employer due to the liquidation of the assets of the Company or any line of business for which the Covered Executive is employed.

Further, a Qualifying Termination will not occur by reason of the Termination of Employment by the Covered Executive by reason of a sale or disposition by the Company of a unit or facility in which the Covered Executive is employed if (A) the purchaser or successor extends an offer of employment to the Covered Executive on terms that include substantially the same (or greater) Base Salary and which would not require a commute to work that is twenty-five (25) miles longer than the commute of the Covered Executive as of the date of the sale or disposition, (B) the Covered Executive accepts other employment with the purchaser or successor or with any other entity related to such purchaser or successor, (C) the Termination of Employment is caused by death or disability of the Covered Executive, or (D) the Termination of Employment occurs in connection with a transfer from one Affiliate to another Affiliate if the Covered Executive refuses to make the transfer and, if the transfer requires the Covered Executive to be based at a location that requires the Covered Executive to commute more than fifty (50) miles more than his current commute, the Employer or Affiliate has agreed to pay relocation costs consistent with its general policy.

(t)                                    “Senior Executive Officer” means a Senior Vice President of the Company and/or any officer above a Senior Vice President.

(u)                                 “Severance Pay” means the Covered Executive’s Base Salary as of the date of the Qualifying Termination or, in the case of a Termination of Employment for Good Reason, the Covered Executive’s Base Salary as of the date of the event giving rise to Good Reason if greater.

(v)                                 “Severance Period” means the period described in Section 3.1(a).

(w)                               “Termination of Employment” means, the date on which a Covered Executive ceases to perform services for the Employer.  If the Covered Executive ceases to perform services for the Employer but continues to perform services for another Affiliate, he will not incur a Termination of Employment even if such other Affiliate has not adopted the Plan as an Employer.  Further, any additional transfer of employment between Affiliates will not constitute a Termination of Employment.

(x)                                 “Year of Service” means a twelve (12) month period of time for which the Covered Executive has been employed by the Company or its Affiliates as of the date of the Qualifying Termination, including periods of time during which the Covered Executive was paid for reasons other than the performance of duties.  Years of Service must be consecutive to be counted under the Plan.

2.2                               Construction

If any provision of the Plan is determined to be for any reason invalid or unenforceable, the remaining provisions of the Plan will continue in full force and effect.  All of the provisions of the Plan will be construed and enforced in accordance with the laws of the State of Texas and will be administered according to the laws of such state, except as otherwise required by ERISA, the Code or other applicable federal law. When delivery to the Plan Administrator, Daily Administrator or the Covered Executive is required under this Plan, such delivery requirement will be satisfied by delivery to a person or persons designated by the Plan Administrator, Daily Administrator or the Covered Executive, as applicable.  Delivery will be deemed to have occurred only when the form or other communication is actually received.  Headings and subheadings are for the purpose of reference only and are not to be considered in the construction of the Plan.  The pronouns “he,” “him” and “his” used in the Plan will also refer to similar pronouns of the female gender unless otherwise qualified by the context.

2.3                               409A Compliance

The Plan is intended to be exempt from the requirements of section 409A of the Code.  The provisions of the Plan will be construed and administered in a manner that enables the Plan to satisfy the severance plan exemption under section 409A of the Code.

End of Article II

ARTICLE III
SEVERANCE BENEFITS

3.1                               Severance Benefits

A Covered Executive who incurs a Qualifying Termination will, subject to the limitations contained in the Plan, receive the following severance benefits.

(a)                                 Severance Period.  The Covered Executive will be entitled to the payment of Severance Pay (i.e., the continuation of his Base Pay) over the Severance Period set forth below:

COVERED EXECUTIVE	SEVERANCE PERIOD
Senior Executive Officers	Six (6) months if less than One Year of Service and One (1) Year following one year of service
All other Covered Executives	One (1) week per Year of Service up to a maximum of twenty-six (26) weeks, with a minimum of twelve (12) weeks

Such Severance Pay will be paid in installments commencing as of the date of the Qualifying Termination pursuant to the Employer’s ordinary payroll schedule for the duration of the Severance Period; provided, however, that if the Covered Executive’s Qualifying Termination occurs within twenty-four (24) months following a Change of Control, such Severance Pay will be paid in a single lump sum.  Further, in the event a Covered Executive has incurred Qualifying Termination and is receiving Severance Pay pursuant to this Section 3.1 and a Change of Control occurs, the remainder of such payments will be accelerated and paid to Executive in a lump sum on the next scheduled pay date.  All payments pursuant to the Plan will be taxable as ordinary income when received and subject to appropriate withholding of income taxes and reported on Form W-2.

The total Severance Payment amount will be reduced to recover any outstanding financial obligations the Covered Executive has to the Employer or any Affiliate. For this purpose, financial obligations include, but are not limited to, advances, loans, paid time off deficits, credit card balances, and replacement costs for unreturned Employer property, materials and records.  Further the payment of Severance Pay is expressly contingent upon the return of all Employer property and, if requested in writing by the Employer, confirmation in writing of such return by the Covered Executive.

Except as otherwise provided herein, a Covered Executive who incurs a Qualifying Termination will have formally terminated his employment relationship with the Employer as of the date of such Termination of Employment and will not be deemed to be an Employee at any time during the Severance Period or thereafter.

(b)                                 Other Accrued Obligations.  The Covered Executive will be entitled to payment of all accrued Base Salary, accrued time off which is payable upon termination, if any, and any other accrued and unpaid obligations as of the date of the Qualifying Termination.  Such accrued obligations will be included and paid as part of the Covered Executive’s final paycheck from the Employer.

(c)                                  Continued Medical Benefits.  During the Severance Period, the Covered Executive and his dependents will be entitled to Employer-provided continued coverage under any medical, dental, vision and life insurance benefit programs maintained by the Employer in which such persons were participating immediately prior to the date of the Termination of Employment subject, in the case of insurance benefits to the permissibility of such continuation of coverage under any applicable insurance, stop-loss or similar policies (which the Employer will use reasonable efforts to obtain).  During the Severance Period, the Employer will be responsible for paying the cost of such continuation coverage subject to the Covered Executive’s payment of the customary employee premiums for such coverage; provided, however, that that to the extent required to comply with the applicable nondiscrimination requirements under the Code, including, but not limited to section 105(h) of the Code, all or a portion of the cost of such coverage will be imputed to the Covered Executive as wages and reported on Form W-2.  At the end of the Severance Period, the Covered Executive and his dependents will be eligible to elect to continue such coverages pursuant to COBRA but will be responsible for paying the entire cost of such coverage on an after-tax basis pursuant to COBRA in accordance with the applicable administrative procedures under such benefit programs for the payment of premiums.  Any coverage provided pursuant to this Section 3.1(c) will be terminated or limited to the extent substantially comparable coverage is otherwise provided by (or available from or under) any other employer of the Covered Executive or his spouse.  The Covered Executive must notify the Daily Administrator of the availability of any such other employer benefit coverages within thirty (30) days following availability.

The provisions of this Section 3.1(c) will not prohibit the Company from changing the terms of such medical, dental, vision or life insurance benefit programs provided that any such changes apply generally to the senior management of the Company and its Affiliates (e.g., the Company may switch insurance carriers or preferred provider organizations).

(d)                                 Outplacement Services.  For a period of three (3) months following the date of the Qualifying Termination, the Covered Executive will be entitled to receive outplacement services, such as resume preparation, presentation skill assessment and career counseling.  No cash payment will be made in lieu of outplacements services under this Plan.

(e)                                  Benefits Are Not Duplicative.  To the extent that a Covered Executive is entitled to severance pay or similar benefits as a result of a Covered Termination pursuant to another agreement with, or plan of, the Company or an Affiliate, a court order, an arbitration award or other arrangement, the Severance Pay provided for hereunder shall be reduced on a dollar-for-dollar basis by any severance pay or similar benefits received, or to be received, by the Covered Employee pursuant to such other agreement, plan, order, award or other arrangement.

3.2                               Distributions on Account of Death of the Covered Executive During the Severance Period

If a Covered Executive dies during the Severance Period specified in Section 3.1(a), the following benefits will be payable:

(a)                                 Severance Pay.  Any remaining Severance Pay payable to the Covered Executive as of the date of his death will continue to be paid to the Covered Executive’s estate pursuant to Section 3.1(a).

(b)                                 Other Accrued Obligations.  Any unpaid Base Salary, time off and any other accrued and unpaid obligations that remain outstanding as of the date of the Covered Executive’s death will be paid to the Covered Executive’s estate pursuant to Section 3.1(b).

(c)                                  Continued Medical Benefits.  The Covered Executive’s dependents will be entitled to continue their coverage under any medical, dental, vision and life insurance benefit programs maintained by the Employer in which such persons were participating immediately prior to the date of the Covered Executive’s death pursuant to the provisions of Section 3.1(c) (i.e., to the extent that the Covered Executive dies within the Severance Period, such Employer provided coverage will continue to be provided to the Covered Executive’s dependents for the remainder of the Severance Period).  Such dependents also will be entitled to elect to continue their medical, dental or vision benefits coverages pursuant COBRA following the end of the Severance Period.

(d)                                 Outplacement Services.  Any outplacement service benefits payable to the Covered Executive pursuant to Section 3.1(d) will cease as of the date of the Covered Executive’s death.

3.3                               Alternate Plan Terms

In connection with a Qualifying Termination, the Chief Executive Officer or Head of the Human Resources Department of the Company reserve the right to modify the terms of this Plan with respect to any Covered Executive (e.g., to provide different benefits than those set forth herein).  Such modified terms will be set forth in the Covered Executive’s Severance Agreement and General Release described in Section 3.4 or in such other form as determined by the Chief Executive Officer or Head of Human Resources Department in their sole and absolute discretion.

3.4                               Conditions to Payment of Severance Benefits

As a condition of obtaining severance benefits under the Plan, the Employer may require the Covered Executive to execute a Severance Agreement and General Release in a form customarily used by the Employer.  Such Severance Agreement and General Release may to the extent permitted by applicable law contain restrictive covenants regarding non-competition, confidentiality, non-disparagement and non-solicitation as well as a general release of claims against the Employer and its Affiliates.

3.5                               Reemployment of Covered Executive.

If the Covered Executive is reemployed by the Employer, during the Severance Period and the amount of the Employee’s Base Pay for such new position is less than his Severance Pay, then such Employee will continue to receive Severance Pay equal to the amount of the difference between the Base Pay for the new position and the Severance Pay for the remainder of the Severance Period.  Conversely, if the Covered Executive is reemployed by the Employer, during the Severance Period and the Base Pay for such new position is more than his Severance Pay, then payment of such Severance Pay will cease.

In all cases, the continued medical benefits and outplacement services described in Sections 3.1(c) and 3.1(d) will cease upon the Covered Executive’s reemployment with the Employer.

End of Article III

ARTICLE IV
ADMINISTRATION

4.1                               The Plan Administrator

The overall administration of the Plan will be the responsibility of the Plan Administrator.

4.2                               Powers of Plan Administrator

The Plan Administrator will have sole and absolute discretion regarding the exercise of its powers and duties under the Plan.  In order to effectuate the purposes of the Plan, the Plan Administrator will have the following powers and duties:

(a)                                 To appoint the Daily Administrator;

(b)                                 To review and render decisions respecting a denial of a claim for benefits under the Plan;

(c)                                  To construe the Plan and to make equitable adjustments for any mistakes or errors made in the administration of the Plan; and

(d)                                 To determine and resolve, in its sole and absolute discretion, all questions relating to the administration of the Plan and any trust established to secure the assets of the Plan:

(i)                                     when differences of opinion arise between the Company, an Affiliate, the Daily Administrator, the trustee, a Covered Executive, or any of them, and

(ii)                                  whenever it is deemed advisable to determine such questions in order to promote the uniform and nondiscriminatory administration of the Plan for the greatest benefit of all parties concerned.

The foregoing list of express powers is not intended to be either complete or conclusive, and the Plan Administrator will, in addition, have such powers as it may reasonably determine to be necessary or appropriate in the performance of its powers and duties under the Plan.

4.3                               Appointment of Daily Administrator

The Plan Administrator will appoint the Daily Administrator, who will have the responsibility and duty to administer the Plan on a daily basis.  The Plan Administrator may remove the Daily Administrator with or without cause at any time.  The Daily Administrator may resign upon written notice to the Plan Administrator.  If the Plan Administrator does not appoint an individual, department or committee to serve as the Daily Administrator, the Plan Administrator will be the Daily Administrator.

4.4                               Duties of Daily Administrator

The Daily Administrator will have sole and absolute discretion regarding the exercise of its powers and duties under the Plan.  The Daily Administrator will have the following powers and duties:

(a)                                 To direct the administration of the Plan in accordance with the provisions herein set forth;

(b)                                 To adopt rules of procedure and regulations necessary for the administration of the Plan, provided such rules are not in consistent with the terms of the Plan;

(c)                                  To determine all questions with regard to rights of Covered Executives and dependents under the Plan including, but not limited to, questions involving eligibility of an Employee to participate in the Plan and the amount of a Covered Executive’s benefits;

(d)                                 To make all final determinations and computations concerning the benefits to which the Covered Executive or his estate is entitled under the Plan;

(e)                                  To enforce the terms of the Plan and any rules and regulations adopted by the Plan Administrator;

(f)                                   To review and render decisions respecting a claim for a benefit under the Plan;

(g)                                  To furnish the Employer with information that the Employer may require for tax or other purposes;

(h)                                 To engage the service of counsel (who may, if appropriate, be counsel for the Employer), actuaries, and agents whom it may deem advisable to assist it with the performance of its duties;

(i)                                     To prescribe procedures to be followed by Covered Executives in obtaining benefits;

(j)                                    To receive from the Employer and from Covered Executives such information as is necessary for the proper administration of the Plan;

(k)                                 To create and maintain such records and forms as are required for the efficient administration of the Plan;

(l)                                     To make all initial determinations and computations concerning the benefits to which any Covered Executive is entitled under the Plan;

(m)                             To give the trustee of any trust established to serve as a source of funds under the Plan specific directions in writing with respect to:

(i)                                     making distribution payments, giving the names of the payees, specifying the amounts to be paid and the time or times when payments will be made; and

(ii)                                  making any other payments which the trustee is not by the terms of the trust agreement authorized to make without a direction in writing by the Daily Administrator;

(n)                                 To comply with all applicable lawful reporting and disclosure requirements of ERISA;

(o)                                 To comply (or transfer responsibility for compliance to the trustee) with all applicable federal income tax withholding requirements for benefit distributions; and

(p)                                 To construe the Plan, in its sole and absolute discretion, and make equitable adjustments for any errors made in the administration of the Plan.

The foregoing list of express duties is not intended to be either complete or conclusive, and the Daily Administrator will, in addition, exercise such other powers and perform such other duties as it may deem necessary, desirable, advisable or proper for the supervision and administration of the Plan.

4.5                               Indemnification of Plan Administrator and Daily Administrator

To the extent not covered by insurance, or if there is a failure to provide full insurance coverage for any reason, and to the extent permissible under corporate charters, by-laws and other applicable laws and regulations, the Company agrees to hold harmless and indemnify the Plan Administrator and Daily Administrator against any and all claims and causes of action by or on behalf of any and all parties whomsoever, and all losses therefrom, including, without limitation, costs of defense and reasonable attorneys’ fees, based upon or arising out of any act or omission relating to or in connection with the Plan other than losses resulting from the Plan Administrator’s, or any such person’s commission of fraud or willful misconduct.

4.6                               Claims for Benefits.

(a)                                 Initial Claim.  In the event that a Covered Executive or his estate claims (a “claimant”) to be eligible for benefits, or claims any rights under the Plan or seeks to challenge the validity or terms of the Severance Agreement and General Release described in Section 3.4, such claimant must file a written claim with the Daily Administrator.  Likewise, any claimant who feels unfairly treated as a result of the administration of the Plan must file a written claim, setting forth the basis of the claim, with the Daily Administrator.  In connection with the determination of a claim, or in connection with review of a denied claim, the claimant may examine the Plan and any other pertinent documents generally available to Covered Executives that are specifically related to the claim.

A written notice of the disposition of any such claim will be delivered to the claimant within ninety (90) days after the claim is filed with the Daily Administrator.  Such notice will refer, if appropriate, to pertinent provisions of the Plan, will set forth in writing the reasons for denial of the claim if a claim is denied (including references to any pertinent provisions of the Plan) and, where appropriate, will describe any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary.  If the claim is denied, in whole or in part, the claimant will also be notified of the Plan’s claim review procedure and the time limits applicable to such procedure, including the claimant’s right to arbitration following an adverse benefit determination on review as provided below.  All benefits provided in the Plan as a result of the disposition of a claim will be paid as soon as practicable following receipt of proof of entitlement, if requested.

(b)                                 Request for Review.  Within ninety (90) days after delivery of written notice of the Daily Administrator’s disposition of the claim, the claimant may file with the Plan Administrator a written request for review of his claim.  In connection with the request for review, the claimant will be entitled, at the claimants’ expense, to be represented by counsel and will be given, upon request and free of charge, reasonable access to all pertinent documents for the preparation of his claim.  If the claimant does not file a written request for review within ninety (90) days after receiving written notice of the Daily Administrator’s disposition of the claim, the claimant will be deemed to have accepted the Daily Administrator’s written disposition, unless the claimant was physically or mentally incapacitated so as to be unable to request review within the ninety (90) day period.

(c)                                  Decision on Review.  After delivery to the Plan Administrator of a written application for review of his claim, the Plan Administrator will review the claim taking into account all comments, documents, records and other information submitted by the claimant regarding the claim without regard to whether such information was considered in the initial benefit determination.  The Plan Administrator will notify the claimant of its decision by personal delivery or by certified or registered mail to his last known address in the records of the Employer.

A decision on review of the claim will be made by the Plan Administrator within sixty (60) days.  If special circumstances require an extension of the ninety (90) day period, the Plan Administrator will so notify the claimant and a decision will be rendered within one hundred twenty (120) days of receipt of the request for review.

The decision of the Plan Administrator will be in writing and will include the reasons for the decision presented in a manner calculated to be understood by the claimant and will contain references to all relevant Plan provisions on which the decision was based.  Such decision will also advise the claimant that he may receive upon request, and free of charge, reasonable access to and copies of all documents, records and other information relevant to his claim and will inform the claimant of his right to file arbitration in the case of an adverse decision regarding his appeal.  Subject to the right to arbitration, the decision of the Plan Administrator will be final and conclusive.

(d)                                 Arbitration.  In the event that the claims procedure described in this Section 4.6 does not result in an outcome thought by the claimant to be in accordance with the Plan document, he may appeal to a third party neutral arbitrator.  The claimant must appeal to an arbitrator within sixty (60) days after receiving the Plan Administrator’s denial or deemed denial of his request for review and before bringing suit in court.  The arbitration will be conducted pursuant to the American Arbitration Association (“AAA”) Rules on Employee Benefit Claims.

The arbitrator will be mutually selected by the claimant and the Plan Administrator from a list of arbitrators who are experienced in severance plan benefit matters that is provided by the AAA.  If the parties are unable to agree on the selection of an arbitrator within ten (10) days of receiving the list from the AAA, the AAA will appoint an arbitrator.  The arbitrator’s review will be limited to interpretation of the Plan document in the context of the particular facts involved.

The claimant, the Plan Administrator and the Employer agree to accept the award of the arbitrator as binding, and all exercises of power by the arbitrator hereunder will be final, conclusive and binding on all interested parties, unless found by a court of competent jurisdiction, in a final judgment that is no longer subject to review or appeal, to be arbitrary and capricious.  The claimant, Plan Administrator and the Employer agree that the venue for the arbitration will be in Dallas, Texas.  The costs of arbitration will be paid by the Employer; the costs of legal representation for the claimant or witness costs for the claimant will be borne by the claimant; provided, that, as part of his award, the arbitrator may require the Employer to reimburse the claimant for all or a portion of such amounts.

The following discovery may be conducted by the parties: interrogatories, demands to produce documents, requests for admissions and oral depositions.  The arbitrator will resolve any discovery disputes by such pre-hearing conferences as may be needed.  The Employer, Plan Administrator and claimant agree that the arbitrator will have the power of subpoena process as provided by law.  Disagreements concerning the scope of depositions or document production, its reasonableness and enforcement of discovery requests will be subject to agreement by the Employer and the claimant or will be resolved by the arbitrator.  All discovery requests will be subject to the proprietary rights and rights of privilege and other protections granted by applicable law to the Employer and the claimant and the arbitrator will adopt procedures to protect such rights.  With respect to any dispute, the Employer, Plan Administrator and the claimant agree that all discovery activities will be expressly limited to matters directly relevant to the dispute and the arbitrator will be required to fully enforce this requirement.

The arbitrator will have no power to add to, subtract from, or modify any of the terms of the Plan, or to change or add to any benefits provided by the Plan, or to waive or fail to apply any requirements of eligibility for a benefit under the Plan.  Nonetheless, the arbitrator will have absolute discretion in the exercise of its powers in the Plan.  Arbitration decisions will not establish binding precedent with respect to the administration or operation of the Plan.

4.7                               Receipt and Release of Necessary Information

In implementing the terms of the Plan, the Plan Administrator and Daily Administrator, as applicable, may, without the consent of or notice to any person, release to or obtain from any insuring entity or other organization or person any information, with respect to any person, that the Plan Administrator or Daily Administrator deems to be necessary for such purposes.  Any Covered Executive or estate claiming benefits under the Plan will furnish to the Plan Administrator or Daily Administrator, as applicable, such information as may be necessary to determine eligibility for and amount of benefit, as a condition of claiming and receiving such benefit.

4.8                               Overpayment and Underpayment of Benefits

The Daily Administrator may adopt, in its sole and absolute discretion, whatever rules, procedures and accounting practices are appropriate in providing for the collection of any overpayment of benefits.  If a Covered Executive or his estate receives an underpayment of benefits, the Daily Administrator will direct that payment be made as soon as practicable to make up for the underpayment.  If an overpayment is made to a Covered Executive or his estate, for whatever reason, the Daily Administrator may, in its sole and absolute discretion, withhold payment of any further benefits under the Plan until the overpayment has been collected or may require repayment of benefits paid under the Plan without regard to further benefits to which the Covered Executive or his estate may be entitled.

End of Article IV

ARTICLE V
OTHER BENEFIT PLANS OF THE COMPANY

5.1                               Other Plans

Nothing contained in the Plan will prevent a Covered Executive prior to his death, or a Covered Executive’s estate, spouse or dependents after such Covered Executive’s death, from receiving, in addition to any payments provided for under the Plan, any payments provided for under any other plan or benefit program of the Employer, or which would otherwise be payable or distributable to him, his estate, surviving spouse or dependents under any plan or policy of the Employer or otherwise.  Nothing in the Plan will be construed as preventing the Company or any of its Affiliates from establishing any other or different plans providing for current or deferred compensation for employees and/or members of the Board.

End of Article V

ARTICLE VI
AMENDMENT AND TERMINATION OF THE PLAN

6.1                               Continuation

The Company intends to continue the Plan indefinitely, but nevertheless assumes no contractual obligation beyond the promise to pay the benefits described in the Plan.

6.2                               Amendment of Plan

The Company reserves the right in its sole and absolute discretion to amend the Plan in any respect at any time.

6.3                               Termination of Plan

The Company may terminate or suspend the Plan in whole or in part at any time.

6.4                               Termination of Affiliate’s Participation

The Company may terminate an Affiliate’s participation in the Plan at any time by providing written notice to the Affiliate.  The effective date of any such termination will be the later of the date specified in the notice of the termination of participation or the date on which the Daily Administrator can administratively implement such termination.

6.5                               Limitation on Termination Right

Notwithstanding the foregoing or any other provision hereof, the Company and its Affiliates may not reduce the benefits payable upon a Qualifying Termination subsequent to its occurrence.

End of Article VI

ARTICLE VII
MISCELLANEOUS

7.1                               No Contract of Employment

Nothing contained in the Plan will be construed as a contract of employment between the Employer and a Covered Executive, or as a right of any Covered Executive to continue in the employment of the Employer, or as a limitation of the right of the Employer to discharge any of its Covered Executives, with or without cause.

7.2                              Successor to the Company

The Company will require any successor or assign (whether direct or indirect, by purchase, exchange, lease, merger, consolidation, or otherwise) to all or substantially all of the property and assets of the Company and its Affiliates taken as a whole to expressly assume the Plan and to agree to perform under this Plan in the same manner and to the same extent that the Company and its Affiliates would be required to perform it if no such succession had taken place.  This Section 7.2 will not require any successor or assign of an Affiliate (whether direct or indirect, by purchase, exchange, lease, merger, consolidation or otherwise) to all or substantially all of the property and assets of such Affiliate to continue the Plan.

7.3                               Provisions Binding

All of the provisions of the Plan will be binding upon the Company and its Affiliates and any successor to the Company or any such Affiliate.  Likewise, the provisions of the Plan will be binding upon all persons who will be entitled to any benefit hereunder, their heirs and personal representatives.

End of Article VII

IN WITNESS WHEREOF, this Plan has been executed effective as of September 25, 2013, except as specifically provided otherwise herein.

ZALE CORPORATION

By:	/s/ Theo Killion
Chief Executive Officer